EXHIBIT 99.1

TUT SYSTEMS, INC. REPORTS SECOND QUARTER 2003 RESULTS

Pleasanton, Calif., July 30, 2003—Tut Systems, Inc. (Nasdaq: TUTS), today announced its results for the second quarter 2003. Revenue for the quarter ended June 30, 2003, was $7.9 million compared with revenue of $2.5 million for the quarter ended June 30, 2002. This represents a year-over-year increase in revenues of 213%. Revenue for the six months ended June 30, 2003, was $14.5 million compared with $4.9 million for the six months ended June 30, 2002. This represents a year-over-year increase in revenues of 197%. The increases are the result of the strategic acquisition of VideoTele.com in November 2002. Further, revenue of $7.9 million for the quarter ended June 30, 2003 represents a 19% increase over first quarter 2003 revenues of $6.6 million.

The net loss for the three and six months ended June 30, 2003, was $(2.0) million or $(0.10) per basic and diluted share and $(4.3) million or $(0.21) per basic and diluted share, respectively. This compares with the net loss for the three and six months ended June 30, 2002 of $(12.0) million or $(0.73) per basic and diluted share and $(18.8) million or $(1.14) per basic and diluted share, respectively.

Second Quarter Conference Call Information

Tut Systems will host a conference call to discuss second quarter results beginning today at 2:00pm pacific time. For callers within the United States, please dial 800-939-8871 at least 5 minutes before start time or visit http://www.tutsystems.com. International participants may dial 706-643-1559 or visit http://www.tutsystems.com.

For callers within the United States accessing the conference call replay, please dial 800-642-1687, conference identification code, 991164. International participants may dial +1-706-645-9291. The replay will be available at http://www.tutsystems.com two hours after the call ends for at least one week.

Recent Announcements:

Significant announcements from Tut Systems since the first quarter earnings release include:

4/30/03	Telcos Launch Digital TV Services With VideoTele.com Digital Headends

4/30/03	Atlantic Telephone Deploys DVB System Over Cable Network Using VideoTele.com’s Digital TV Platform

5/07/03	Tut Systems Introduces 10 mbps Line Card For Its Expresso Systems

5/08/03	Tut Systems’ Expresso SMS/OCS Selected By Telmex To Manage It’s Wi-Fi Service

5/28/03	VideoTele.com Debuts Astria™ Video Services Switch for Delivering Digital TV Over Existing xDSL Networks

6/10/03	Paradyne Networks and VideoTele.com Announce Video Alliance

6/24/03	Tut Systems Debuts New Solutions for Hospitality Industry at HITEC 2003

About Tut Systems, Inc.

Tut Systems, Inc. (NASDAQ: TUTS) delivers industry leading content processing and distribution products for deploying next-generation data and video services over broadband networks. Tut Systems products are used by telecommunications, cable, entertainment and communications companies, as well as government agencies from around the world, to enable the delivery of broadcast-quality video over any broadband network. VideoTele.com, a subsidiary of Tut Systems, is the world leader in delivering digital TV over xDSL networks.

Tut Systems is headquartered in Pleasanton, CA. with administrative offices in Lake Oswego, OR and on the Internet at <http://www.tutsystems.com>. Tut can be contacted at 925-460-3900, 503-594-1400 or 800-998-4888.

- FINANCIAL TABLES FOLLOW -

Contact:

Randy Gausman

Chief Financial Officer

Tut Systems

(503)-594-1400

RandallG@VideoTele.com

Jeff Schline

Manager, Corporate Communications

Tut Systems

(925) 201-4393

jschline@VideoTele.com

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues:
Product	$7,700	$2,314	$14,101	$4,476
License and royalty	165	200	365	396

Total revenues	7,865	2,514	14,466	4,872

Cost of goods sold:
Product	4,015	6,568	7,274	8,091

Gross margin	3,850	(4,054)	7,192	(3,219)

	49.0%	(161.3%)	49.7%	(66.1%)

Operating expenses:
Sales and marketing	1,927	2,466	3,854	4,782
Research and development	2,248	3,499	4,334	6,786
General and administrative	1,105	1,245	2,307	3,203
Impairment of intangibles	128		128
Amortization of intangibles	459	299	918	599

Total operating expenses	5,867	7,509	11,541	15,370

Loss from operations	(2,017)	(11,563)	(4,349)	(18,589)
Impairment of certain equity investments		(592)		(592)
Interest and other income, net	(8)	183	93	428

Net loss	$(2,025)	$(11,972)	$(4,256)	$(18,753)

Net loss per share, basic and diluted	$(0.10)	$(0.73)	$(0.21)	$(1.14)

Shares used in computing net loss, basic and diluted	19,894	16,455	19,848	16,431

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$15,682	$25,571
Accounts receivable, net	4,892	1,972
Inventories, net	2,596	3,888
Prepaid expenses and other	1,454	1,082

Total current assets	24,624	32,513
Property and equipment, net	1,658	1,630
Intangibles and other assets	4,542	5,586

Total assets	$30,824	$39,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,974	$7,196
Deferred revenue	399	921

Total current liabilities	3,373	8,117
Deferred revenue, net of current portion		35
Other liabilities	3,465	3,346

Total liabilities	6,838	11,498

Stockholders’ equity	23,986	28,231

Total liabilities and stockholders’ equity	$30,824	$39,729